Exhibit 12-A
                                                                     Page 1 of 2



                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)



                                                    Twelve Months Ended December 31,
                                                    --------------------------------

                                  1998             1997             1996             1995            1994
                               ----------       ----------       ----------       ----------      -----------

OPERATING REVENUES             $4,248,792       $4,143,379       $3,970,711       $3,822,459      $3,654,211
                                ---------        ---------        ---------        ---------       ---------

OPERATING EXPENSES              3,352,713        3,272,644        3,292,796        3,080,614       3,017,888
  Interest portion
   of rentals (A)                  30,594           26,108           26,093           27,362          24,655
  Fixed charges of
   service company
   subsidiaries (B)                 2,424            3,121            3,695            3,666           3,637
                                ---------        ---------        ---------        ---------       ---------
    Net expense                 3,319,695        3,243,415        3,263,008        3,049,586       2,989,596
                                ---------        ---------        ---------        ---------       ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                     5,264            5,583           10,672           14,671          11,827
  Equity in undistributed
   earnings/(losses) of
   affiliates, net                 72,012          (27,100)          33,981           (3,597)         (1,014)
  Other income/
   (expense), net                  48,366            5,585           23,490          215,007        (146,958)
  Minority interest
   net income                      (2,171)          (1,337)          (2,701)            (922)            -
                                ---------        ---------        ---------        ---------       ---------
    Total other income
     and deductions               123,471          (17,269)          65,442          225,159        (136,145)
                                ---------        ---------        ---------        ---------       ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $1,052,568       $  882,695       $  773,145       $  998,032      $  528,470
                                =========        =========        =========        =========       =========

FIXED CHARGES:
  Interest on funded
   indebtedness                $  319,737       $  249,026       $  216,352       $  192,488      $  186,259
  Other interest (C)               65,024           66,400           59,398           56,396          47,498
  Preferred stock dividends
   of subsidiaries on a
   pretax basis  (E)               18,045           19,500           24,008           26,756          30,314
  Interest portion
   of rentals (A)                  30,594           26,108           26,093           27,362          24,655
                                ---------        ---------        ---------        ---------       ---------
    Total fixed
     charges                   $  433,400       $  361,034       $  325,851       $  303,002      $  288,726
                                =========        =========        =========        =========       =========



RATIO OF EARNINGS
 TO FIXED CHARGES                    2.43             2.44             2.37             3.29            1.83
                                     ====             ====             ====             ====            ====


RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS (D)                 2.43             2.44             2.37             3.29            1.83
                                     ====             ====             ====             ====            ====

                                                                    Exhibit 12-A
                                                                     Page 2 of 2



                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)




Notes:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from operating expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C)    Includes  dividends  on   subsidiary-obligated   mandatorily   redeemable
       preferred securities of $28,888, $28,888, $28,888, $24,816 and $7,692 for
       the years 1998, 1997, 1996, 1995 and 1994, respectively.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:


                                                    Twelve Months Ended December 31,
                                                    --------------------------------

                                  1998             1997             1996             1995            1994
                               ----------       ----------       ----------       ----------      -----------

Income before provision
 for income taxes and
 preferred stock dividends
 of subsidiaries and
 gain on preferred
 stock reacquisition            $637,213         $541,161         $471,302         $721,786        $270,058

Income before extraordinary
item in 1998 and preferred
 stock dividends of
 subsidiaries and gain
 on preferred stock
 reacquisition                   397,124          347,625          304,583          457,080         184,380

Pretax earnings ratio             160.5%           155.7%           154.7%           157.9%          146.5%

Preferred stock dividends
 of subsidiaries                  11,243           12,524           15,519           16,945          20,692

Preferred stock dividends
 of subsidiaries on
 a pretax basis                   18,045           19,500           24,008           26,756          30,314